Exhibit 10.1

April 5, 2021

Phillip Noe

Dear Phillip,

We are pleased to confirm our offer of employment as Chief Information Officer (CIO) (the “Company”). You will report to Kevin C. Clark, Co-founder, and CEO of the Company. Your start date will be May 10, 2021.

You will be compensated for all services rendered by you under this Agreement at the rate of

$385,000.00 per annum, payable in a manner that is consistent with the Company’s payroll practices for executive employees. At least annually, the Company’s Compensation Committee of the Board (the “Compensation Committee”) will review and consider in its sole discretion whether to increase the base salary payable to you hereunder. Your annual rate of base salary as determined herein from time to time is hereinafter referred to as the “Base Salary.” Applicable payroll deductions as required by State and Federal law will be withheld from your paycheck, along with any voluntary deductions that you authorize.

Phil, as agreed, your base salary of $385,000 will increase by 7%, effective with the Company- wide merit increases in March 2022.

For each calendar year, while employed by the Company, you will participate in the Company’s short-term incentive bonus plan approved by the Company at opportunities levels to be defined by the Compensation Committee in its discretion, with a target annual bonus amount of 50% of your Base Salary (“STI Target Percentage”).

For each calendar year, while employed by the Company, you will participate in the Company’s long-term incentive plan approved by the Company and receive awards thereunder on an annual basis with a target value of 50% of your Base Salary (“LTI Target Percentage”). Such award shall be upon terms and conditions determined at the discretion of the Compensation Committee.

Your compensation package will include the following:

•	Medical, Vision, Dental, Life Insurance—basic and supplemental, eligible 1st of the month following your hire date.
•	Disability Insurance—short-term and long-term
•	Tuition Assistance
•	Vacation Time—20 days per year
•	Sick Time—6 days per year
•	Personal Time—3 days per year
•	Holidays—eligible for all Company paid holidays following hire date.

Relocation Assistance:

The Company will reimburse you for the costs of covered expenses related to your relocation, up to a maximum amount of $75,000.00 (upon receipt of written invoices from third party vendors regarding the same) to be used for up to 3 trips for the family regarding homes/schools, closing costs of the current home, closing costs of a new home, and moving company expense (the “Relocation Expenses”). If your total Relocation Expenses exceed $75,000, you agree to be responsible for any additional amounts.

Reimbursement of costs:

If you are terminated for Cause (as defined below), or you elect to voluntarily terminate your employment with the Company within 365 days immediately following your start date, then within ninety (90) days of your termination date, you agree to repay a pro-rata portion to the Company of any Relocation Expenses paid to you or on your behalf, unless otherwise agreed upon by you and the Company. You will indicate your acknowledgment of this repayment when signing this offer letter.

This offer of employment is contingent upon satisfactory references, verification of your eligibility to work in the United States, background screen, pre-employment drug testing, and the signing of a “Non- Disclosure and Non-Competition Agreement.” This is at-will employment, and you have the right to terminate the employment at any time, as does the Company.

Phillip, on behalf of the Company, we wish to convey our enthusiasm for inviting you to join us as a team member. We are confident that you will find your employment to be a rewarding opportunity and one which will contribute to your growth as well as that of the Company.

Sincerely,

Colin McDonald

Colin McDonald
Sr. Vice President, Human Resources

CC: Kevin Clark, President & CEO

I acknowledge and understand the terms of this offer letter:

/s/ Phillip Noe	4/6/2021
Phillip Noe (Signature)	Date